UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2011

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35148	20-1193199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 NW Northrup Street, Suite 700, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

(503) 226-3440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Other Events.

On May 5, 2011, the compensation committee of McCormick & Schmick’s Seafood Restaurants, Inc., (the “Company”) approved and the board of directors of the Company ratified compensation arrangements for directors J. Rice Edmonds and James R. Parish, in connection with the additional responsibilities assumed by Messrs. Edmonds and Parish associated with the Company’s response to the unsolicited tender offer made on April 7, 2011 by LSRI Holdings, Inc., an affiliate of Landry’s Restaurant’s Inc. and Tilman J. Fertitta, which included a formal offer to purchase all of the outstanding shares of the Company (other than shares already owned by Mr. Fertitta and his affiliates), at a purchase price of $9.25 per share, net to seller in cash without interest thereon and less any required withholding tax (the “Offer”). The additional responsibilities include, but are not limited to, coordinating with and overseeing the Company’s financial, legal and other advisors, and otherwise managing on a day-to-day basis the Company’s response to the Offer and the sale process and exploration of other strategic alternatives. As compensation for these services, the Company has agreed to pay Mr. Edmonds $20,000 and Mr. Parish $45,000 for the above described activities performed from April 4, 2011 through April 30, 2011. From the period commencing May 1, 2011 until the aforementioned services are no longer required, the Company will also pay Mr. Edmonds a monthly retainer of $10,000 and Mr. Parish a monthly retainer of $15,000. In addition, the Company will pay Mr. Edmonds a fee of $1,000 and Mr. Parish a fee of $1,250 for each calendar day on which Mr. Edmonds or Mr. Parish spend more than four hours engaged in the above described activities; provided that in no event will the monthly fees paid to Mr. Edmonds exceed $22,000 per month or the monthly fees paid to Mr. Parish exceed $30,000 per month. The board of directors of the Company will undertake a review of the above compensation arrangements in approximately 60 days.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9, as amended, with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov, or at the registrant’s website, http://www.mccormickandschmicks.com by clicking on the “Investor Relations” tab.

CERTAIN INFORMATION REGARDING PARTICIPANTS

The Company and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 29, 2010, which was filed with the SEC on March 11, 2011, and its proxy statement for the 2011 Annual Meeting, as amended, which was originally filed with the SEC on April 11, 2011, and was amended on April 14, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Item 9.01	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCormick & Schmick’s Seafood Restaurants, Inc.

Date: May 10, 2011

	By:	/s/ William T. Freeman
William T. Freeman
Chief Executive Officer
(Principal Executive Officer)